Exhibit 99.1

Silver State Bancorp (logo)	FOR IMMEDIATE
RELEASE

SILVER STATE BANCORP ANNOUNCES NONCOMPLIANCE WITH NASDAQ AUDIT

COMMITTEE COMPOSITION REQUIREMENTS AND PLANS TO CURE DEFICIENCY

Henderson, NV – August 21, 2008 – Silver State Bancorp (NASDAQ: SSBX), the holding company for Silver State Bank, announced today that the Company received a letter on August 15, 2008 from the Nasdaq Stock Market indicating that the Company no longer complies with the audit committee composition requirements as set forth in Marketplace Rule 4350, which requires a listed company to have an audit committee of at least three independent members. As a result of the resignation of Andrew K. McCain from the board of directors on July 26, 2008, the Company’s audit committee has only two independent members. In accordance with Marketplace Rule 4350(d)(4), Nasdaq has provided the Company a cure period to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or July 26, 2009; or if the next annual shareholders’ meeting is held before January 22, 2009, then the Company must evidence compliance no later than January 22, 2009.

The Nominating and Governance Committee of the Company has recommended that Mr. Philip C. Peckman be appointed to the Audit Committee to cure the deficiency. Mr. Peckman, currently serves as a Chairman of the Board of Directors, and satisfies the qualifications, including the independence requirements, necessary to serve as a member of the Company’s Audit Committee and previously served on the Audit Committee prior to the Company’s public offering in 2007. The Company expects the Board of Directors to act on this recommendation at its next scheduled meeting.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiary, Silver State Bank, currently operates thirteen full service branches in southern Nevada and four full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Deposit accounts at Silver State Bank are FDIC insured to the maximum allowed by law. Please visit www.silverstatebancorp.com for more information.

Contacts

Investors:

Michael J. Threet

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com

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